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Pricing Supplement dated February 9, 1996                    Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                    File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                      TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Note - Fixed Rate

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Principal Amount:  $10,000,000          Trade Date: February 9, 1996
Issue Price:  100%                      Original Issue Date: February 21, 1996
Interest Rate: 6.50%                    Net Proceeds to Issuer:  $10,000,000
Interest Payment Dates: August 21       Principal's Discount or
 and February 21, commencing            Commission:  0.0%
 August 21, 1996
Stated Maturity Date: February 21, 2007


______________________________________________________________________________________




Day Count Convention:
  [x]  30/360 for the period from February 21, 1996 to February 21, 2007
  [ ]  Actual/365 for the period from             to
  [ ]  Other (see attached)                       to

Redemption:
  [ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
  [x] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date: February 21, 1997
      Initial Redemption Percentage:  100%
      Annual Redemption Percentage Reduction:  Not applicable

Repayment:
  [x] The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
  Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                        ___________________________
                            Smith Barney Inc.





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                       ADDITIONAL TERMS OF THE NOTES

Redemption

         The Notes are subject to redemption by TMCC, in whole but not in part, on the Initial Redemption Date stated above and on each Interest Payment date thereafter subject to not less than 30 nor more than 60 days' prior notice.

Plan of Distribution

         Under the terms of and subject to the conditions of an Appointment Agreement dated as of February 9, 1996 (the
 Agreement ) and an Appointment Agreement Confirmation dated February 9, 1996 between TMCC and Smith Barney Inc., Smith Barney Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.0% of their principal amount. Smith Barney Inc. proposes to offer the Notes at an initial public offering price of 100% of the principal amount thereof. After the Notes are released for sale to the public, the offering price may from time to time be varied by Smith Barney Inc.

         Under the terms and conditions of the Agreement, Smith
Barney Inc. is committed to take and pay for all of the Notes offered hereby if any are taken.